Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549 and 333-212344) on Forms S-8 of H.B. Fuller Company of our report dated January 31, 2017, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 3, 2016 and November 28, 2015, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows for each of the fiscal years in the three-year period ended December 3, 2016, and the effectiveness of internal control over financial reporting as of December 3, 2016, which report appears in the December 3, 2016 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 31, 2017 on the effectiveness of internal control over financial reporting as of December 3, 2016, contains an explanatory paragraph that states management excluded from their assessment of the effectiveness of internal control over financial reporting as of December 3, 2016, the April 2016 acquisition of Advanced Adhesives and the June 2016 acquisition of Cyberbond, LLCs’ internal control over financial reporting associated with total assets of approximately three percent of H.B. Fuller Company’s total assets and revenues of approximately one percent of H.B. Fuller Company’s total revenues included in the consolidated financial statements of H.B. Fuller Company and subsidiaries as of and for the year ended December 3, 2016. Our audit of the effectiveness of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of Advanced Adhesives and Cyberbond, LLC.

/s/ KPMG LLP

Minneapolis, Minnesota

January 31, 2017